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Plantronics, Inc.

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The following is a transcript of a question and answer session at Plantronics, Inc.’s annual Sales Kickoff event held on May 17, 2022:

Dave Shull, Chief Executive Officer at Plantronics, Inc. (“Dave”):

I'm gonna take a few minutes and do Q and A with Carl. But as part of that, I want to invite, uh, both Carl to come up, but also a special guest Alex Cho from HP to answer your questions about HP as well. Carl and Alex, come on up.

Carl Wiese, Executive Vice President and Chief Revenue Officer at Plantronics, Inc. (“Carl”):

Thanks, Dave, for the comments more importantly, thanks for continue support of the sales organization. Alex, thanks for being here this morning. I know you had to do a very early arrival and I know you're not busy at all, so you're probably just looking for something to do at 4:30 in the morning. So I appreciate you decided to show up in Santa Cruz.

Dave:

Well, the good news is it's the only time we had in our schedule. So it worked perfectly.

Carl:

That's why we actually did this time because we knew there would be no conflicts at 4:30 in the morning. All right, Dave, I'm gonna start with you and you know, I love just softball questions.

Dave:

That's your reputation, Carl

Carl:

Yeah, I know <laugh> . Number one question on everybody's mind in the field is supply chain. Is it gonna get better?

Dave:

You know, it is getting better and I think the key thing is kind of, what's getting better and what's not getting better. So we've narrowed down the number of problems that we have so that there's a few key vendors, and they're tough. And as you said, very publicly to the team, this is not gonna get better in the first two quarters to be crystal clear. Where I'm encouraged in a strange sort of ways is the underpinnings of what we've built, the frameworks, the systems, the ability to, to translate the supply chain commitments to our customers in a way that's tangible and credible. Cause that's been a huge issue for us is getting better. I think we've gone from 30% accuracy to maybe 60%. It's nowhere close to acceptable, but the team is working their backsides off, trying to make sure that we deliver on that. I would say the other thing I've seen as a team is the interaction between sales and supply chain is the best I've ever seen in the 18 months, 20 months that I've been here now. And to me, that's gratifying, right? That teamwork, and in a tough environment where it's be so easy to point fingers, you and Grant and the rest of the teams are working together in a way that is, uh, wonderful. And so I think that's gonna make us an amazing machine as the macro supply chain environment starts to improve.

Carl:

Yep. I agree. And I do believe, and I said that Grant's the right guy. He's building the right team. It's gonna get better. Alex. Thanks again for being here. I think one of the things I'd just like to start out with is just make sure people understand who HP is. It's kinda size of scale, et cetera.

Alex Cho, President, Personal Systems at HP Inc. (“Alex”)

Sure. Maybe I can give you a quick summary. So HP is about a 60 billion dollar company and we have about 50,000 employees. We really, I look at it very simply, we have three main businesses. We have a printing business and most people are aware of our printers and printing. Uh, we have a personal systems business, which I'll talk a little bit more about, but personal systems is our PC business. We have a services business, we have a peripherals business and the third is we have a 3D in industrial business and uh, together that makes up HP.

Carl:

Got it. Dave, back to you now for a question, uh, you were at ISE last week, you kind of talked about that in your comments, any observations overall from that two or three days you spent in Barcelona?

Dave :

Well, first of all, we had a good time. We, uh, had hundreds of people show up to one of our cocktail events, which was amazing. And so, you know, 2019, it felt so pre COVID. It was, it was wonderful and hopefully everyone stayed safe. Um, but the energy was good. And, I think I want to reiterate one point that you highlighted in your comments, which is get to the persona research right away. Right. We had big customers who have been buying for us for seven years and boy, their eyes lit up when I would ask a dumb question, which is, so have you looked at how you're gonna return to the office and how do you kind of divvy up your employees and what are their roles gonna be? And then how do you match that to the rooms that you have? It's like, oh yeah, I mean that intersection between people and space and technology, it sounds simple, but it's really, really eye opening. And so that resonated across all the customer conversations we had.

Carl:

That's great. Alex, going back to you in terms of, from an HP perspective, you know, as I've just kind of started to kinda listen more, watch more followed you guys on social media. I must admit in the last 60 to 90 days, a little bit more, one thing that kind of strikes me as the HP culture. I want you to describe a little bit, because what I find is a couple of things. Number one is, is we interact as part of the early days of integration people stay at HP for a long time. They must be something they like about it. But furthermore, it's not just that. I see you guys a lot talking about diversity inclusion, ESG, it's a pretty wide and deep culture. Can you talk about that?

Alex:

Sure. Uh, we obviously have a lot of products. I mean, in personal systems we will ship over 70 million products. But what we've said is it's not about products, it's about people. We do all this innovation to enable people and how they work, how they live, many in education, increasingly how they play in our gaming business. And so first is recognizing that it's not about the product, it's about the people. And as we talk about people, we've had a long history of really focusing on culture. And it seems like the big fuzzy word, but I'll tell you it's very specific, it's very concrete and very much is the center. Because what we believe is the highest probability we have to deliver great solutions for our customers and to our shareholders is by focusing on our people, because it's people who activate innovation. They're the ones who sell. They're the ones who execute. So all three pillars of that strategy around delivering, creating and enabling great customer engagements happens with great people. So that's why we're focused on it. And it's really around a broader vision for what we call sustainability. How do we make sure this is a better planet? We enable people and really think about the broader impact that we make as a company.

Carl:

I think it's super important. I used to work for a CEO who said that, uh, culture eat strategy for lunch

<laugh>. And that's how important it is from my perspective. So Dave, back to you. After 18 months at Poly. Observations you have about the company?

Dave:

You know, I came in, and uh, got some very blunt feedback from you, which I appreciated, you know, as I know your team always appreciates as well. And I think it was spot on, which is, there's a massive opportunity here. And uh, you've been in this industry a lot longer than I have. This is a generational opportunity, right? and so I want the team to understand that we're not saying that lightly, we're saying that sort of, you know, at a speech level, we're saying that in all seriousness. And I I've been gratified to see us move and really claim much, much bigger market share with some of these global 2000 accounts. Cuz to me, some of the early conversations I had with were with CIOs who knew our brand, right.? But then I asked kind of how much they spent with us and it was tiny. And so to see us kind of go into the millions of dollars with these big accounts has been really, really gratifying. And, and to me it's an endorsement of the strategy and the opportunity. And again, the team kind of coming together.

Carl:

Yeah. Alex, uh, one thing I'd love to get your thoughts on is we know the reaction from the Poly employees about the announcement. If I turn it at the other direction, what's been the HP employee reaction to the acquisition?

Alex:

Very good. I gotta tell you, um, because we, it's funny, I listen to everything you talk about it's as if we were separated at birth <laugh> because your vision for owning the hybrid work environment, rooms and homes and everywhere in between, if you were in an HP meeting like this, we'd be talking about the same thing, we are talking about the same thing. A once in a generation opportunity, everything's moving to the cloud, it's about compute enabled room experiences, home experiences, owning hybrid. We obviously have a lot of compute resources and we see that your great leadership around video and voice and rooms. So we look at it as it's probably the best reflection of win together. We can win together and maybe more importantly faster, cuz I really think we have a window of time to go after those rooms. And so if we can win together, faster, great cultures coming together and really innovating. I mean we wanna create great experiences together with you all. So there's so much energy in that we just can't wait to get started.

Carl:

The other thing I wanna do a quick follow up kind of on that answer, Alex, in your problem about culture is one thing I think probably the most important thing for me, uh, from an employee perspective is yes, there's bigger opportunities, you've got more bulk, you've got more assets, et cetera. But the one thing that you said one time that really stuck with me, I really want to give our people more career opportunities. And we've been a little challenged in doing that candidly given our size and our issues. I think there's just huge opportunities. I sit there and talk to people at HP and they've had 5, 6, 7 different kind of roles. You made a comment, you're gonna hire 10,000 people next year. I want people to understand if you wanna stay in sales, you're gonna have a great opportunity. But for those people who wanna do something different diversify for a couple years, there's great opportunities there as well. I don't know if you wanna talk about that.

Alex:

I think that's a great point. One of the key things that we wanted to make sure people knew was that this is great for our customers. Yes. This is great for our joint businesses. Yes. But this is also great for employees and career development is such a big focus for us. We are larger. We do serve many businesses. We have a lot of growth. We are hiring yes, uh, uh, 10,000 people in the next year. And I'll tell you, like, my story is, I've been at HP now 27 years. <laugh>

Dave:

I think that was still recorded.

Alex:

Yeah. 27 years. And it's because you can do so many different things yeah. In different, uh, regions or theaters as you call them . Different businesses, different functions. You can scale, you can have new growth initiatives. I love that. I mean, it's a great place to have a great career. So we're very excited to bring some of those broader opportunities as well to the Poly team.

Carl:

Dave, here's a question for you that, uh, make you probably a little uncomfortable. Um, we never get a chance to really look back and what if..a do over

Dave:

A do over

Carl

And just to be really frank, I'd just be curious in terms of, if you had a chance to do a do over, what would you do differently?

Dave:

Always listen to Carl

Carl:

<laugh> this guy is really smart. Did I say that <laugh>

Dave:

All joking aside two things actually that come to mind, right? One is October of 2020. You told me to get into the true wireless business. And there was a lot of resistance in the company, right, because that was consumer grade. That was the right decision. Right. And so we're, we're now playing catch up a little bit in the headset space and I want to acknowledge all the work from the sales team and the product team, but boy, I wish we gotten into that more quickly. Right. And, and the product that's coming together, I'm excited about. And we'll I know we'll talk more about it.

Number two is I think I moved really darn quickly when I first came in, boy, I wish I'd moved even more quickly. Right. And it sounds cheap. But once you have a sense that there's a decision to be made, whether it's organizational or product or vision, sleep on it for three days and make the decision to move on. And so I don't regret the speed. I wish I had moved even more quickly. Right. And so I guess for me that sense of urgency, if we can get that into the sales team and into the account teams, by empowering them and we're all making decisions. And if we make a mistake, as Christian Horner said, we learned, don't make the mistake twice, but let's get some acceleration and velocity here. I think it'll go a long way.

Carl:

Alex, just, uh, as we start to wrap up just any closing thoughts or comments for the Poly sales team.

Alex:

So I won't share with you a Mulligan story, I guess, but, uh, <laugh> maybe, maybe one Mulligan is we would've done this earlier. I mean, seriously. The opportunity is so tangible. It's right in front of us. We can go do this and that stands out. Secondly, is I have to tell you, I am very excited about what this means for innovation, because at the end of the day, it's about great product experiences. I love the focus that I heard. I, you know what, as an aside, you're a big number four, like four things. I'm a big number three. So I want to give you my three, but I love the focus on experiences because at the end of the day, we're not a gear shop. HP's not a gear shop. It's about experiences. And I listen to your leadership. It's around delivering experiences. I love the focus on personas and people. Because it's about enabling use cases and workflow and the environment that customers are in which I love. And then third is just to focus on execution global 2000 supply chain, everything day to day. We're so focused on that we can't wait again to get started to work, um, in earnest really together to win together.

Carl:

Great. Thanks Alex. Dave, last few comments or words. Thoughts for the sales team.

Dave:

I've had a chance to meet a lot of them, um, face to face now, especially the last two weeks, right? Whether it was on the east coast, New York, here or ISE. 'll be in Asia by the way in September. That's the plan. So I'm looking forward to meeting a lot of the AsiaPac team. I think the, the energy, the enthusiasm, despite the difficulties to me that is that's remarkable. And to me, that's what gets me excited about this team is a desire to win through adversity and the perseverance. And so a huge thank you to the team and to you, Carl, for your leadership and looking forward to this, this is gonna be fun.

Carl:

Great. Alex, thanks so much for once again, taking time. I couldn't thank you enough. Dave, thanks for being supportive of the sales organization. We couldn't ask for more. You've never said no. When we came to you with a proposition. Uh, so I keep doing that. <laugh> Alex said it was fine for you to do.

Dave:

Okay, Okay. <laugh> As long as the revenue's there, we're there. <laugh>

Carl:

So team hope you enjoyed the first couple hours. Great. kickoff of the day. We're gonna take a few minute break. We're gonna come back and guess what? We're gonna have a great story. You're hear Chris Moss and Jen Adams talk about persona research. You're gonna hear them talk about, um, you know, the hybrid work message you'll hear from the best person you can deliver in the company. You'll get more out of it. Take a quick break while we'll be back you in just a few minutes.

Additional Information about the Proposed Transaction and Where to Find It

This communication is being made in respect of the proposed transaction involving HP Inc. (“HP”), Prism Subsidiary Corp. and Plantronics, Inc. (“Poly”), and may be deemed to be solicitation material in respect of such transaction. A meeting of the stockholders of Poly to seek stockholder approval in connection with the proposed transaction will be held on June 23, 2022 at 9:00 am Pacific Time. Poly filed a proxy statement in definitive form with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2022, as well as other relevant documents in connection with the proposed transaction and the solicitation of proxies in connection therewith. The definitive proxy statement will be sent or given to the stockholders of Poly and contains important information about the proposed transaction and related matters. This communication is not a substitute for the proxy statement or any other document that may be filed or furnished by the parties with the SEC. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF POLY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT POLY AND THE PROPOSED TRANSACTION. Stockholders will be able to obtain copies of the proxy statement and other relevant materials and documents filed by Poly with the SEC (when they become available) for no charge at the SEC’s website at www.sec.gov. In addition, Poly stockholders will be able to obtain free copies of the definitive proxy statement from Poly by contacting Poly’s Investor Relations Department at IR@poly.com or by going to Poly’s Investor Relations page on its corporate website at https://investor.poly.com.

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HP, Poly and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Poly’s stockholders in respect of the proposed transaction. Information concerning the ownership of Poly securities by Poly’s directors, executive officers and other members of management who may, under the rules of the SEC, be considered to be participants in the solicitation of Poly’s stockholders in connection with the proposed transaction can be found in their respective SEC filings on Forms 3, 4, and 5, as well as in Poly’s Definitive Proxy Statement for its 2021 Annual Meeting of Stockholders filed with the SEC on June 14, 2021 and Annual Report on Form 10-K for the fiscal year ended April 3, 2021 filed with the SEC on May 18, 2021, in each case as supplemented by other public filings made, and to be made, with the SEC by Poly. Information concerning HP’s directors, executive officers and other members of management can be found in HP’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders filed with the SEC on February 23, 2022 and in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021 filed with the SEC on December 9, 2021. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, are set forth in the definitive proxy statement that Poly filed with the SEC on May 17, 2022. These documents can be obtained free of charge from the sources indicated above when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This document contains statements, estimates, projections or guidance that constitute forward-looking statements as defined under the U.S. federal securities laws about the proposed transaction based on current expectations and assumptions that involve risks and uncertainties. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding the potential transaction between HP and Poly, including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits of the potential transaction (including anticipated accretion to earnings and free cash flow and anticipated EBITDA), future opportunities, and any other statements regarding HP’s or Poly’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Words or phrases such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “approaches,” “seeks,” “schedules,” “predicts,” “projects,” “will,” “would,” “could,” “should,” “can,” “may,” “outlook,” “guidance,” “goals,” “objectives,” “strategies,” “opportunities,” “potential,” and similar

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